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                                                                    EXHIBIT 99.4

                               SUPPORT AGREEMENT

  MEMORANDUM OF AGREEMENT made as of the 4th day of February, 1994.

B E T W E E N:

            SOFTKEY INTERNATIONAL INC.,
            a corporation subsisting under the laws
            of the State of Delaware,

            (hereinafter referred to as the "Parent"),

                                     OF THE FIRST PART,

                         - and -

            SOFTKEY SOFTWARE PRODUCTS INC.,
            a corporation substituting under the laws of the Province of Ontario,

            (hereinafter referred to as the "Corporation"),

                                     OF THE SECOND PART

  WHEREAS pursuant to a combination agreement dated as of August 17, 1993, as amended and restated, by and among Wordstar International Incorporated (the former corporate name of the Parent), SoftKey Software Products Inc. (a predecessor to the Corporation), Spinnaker Software Corporation and SSC Acquisition Corporation (such agreement as so amended and restated is hereinafter referred to as the "Combination Agreement"), the parties agreed that as soon as practicable after the satisfaction or waiver, if permissible, of all of the conditions set forth in the Combination Agreement to the Spinnaker-WordStar-SoftKey Transaction, the SoftKey-WordStar Transaction or the SoftKey-Spinnaker Transaction (as each such term is defined in the Combination Agreement), as the case may be, but in no event later than the second business day after the latest to occur of such conditions, the Parent and the Corporation would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit A to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

  AND WHEREAS pursuant to an arrangement (the "Arrangement") effected by articles of arrangement dated February 4, 1994 filed pursuant to the Business Corporations Act (Ontario), SoftKey Software Products Inc. (a predecessor to the Corporation) and 1056920 Ontario Inc. amalgamated to continue as the Corporation;

  AND WHEREAS pursuant to the Arrangement and immediately following the above-mentioned amalgamation each issued and outstanding Class A voting common share of the Corporation, other than those held by the Parent, was exchanged by the holder thereof with the Parent for 3.6 issued and outstanding shares of Common Stock of the Parent ("Parent Common Shares") and each issued and outstanding Class B non-voting common share of the Corporation was converted into 3.6 issued and outstanding Exchangeable Non-Voting Shares of the Corporation (the "Exchangeable Shares");
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  AND WHEREAS subsequent to the exchange of Class A voting common shares of the
Corporation for Parent Common Shares, the Parent Common Shares were consolidated on a 1-for-10 basis;

  AND WHEREAS pursuant to the Arrangement, the issued and outstanding Exchangeable Shares were consolidated on a 1-for-10 basis;

  AND WHEREAS the above-mentioned articles of arrangement set forth the rights, privileges, restrictions and conditions (collectively the "Share Provisions") attaching to the Exchangeable Shares;

  AND WHEREAS the Parent is the registered and beneficial owner of all of the issued and outstanding Class A voting common shares of the Corporation;

  AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby the Parent will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and to deliver or cause to be delivered Parent Common Shares in satisfaction of the obligations of the Corporation under the Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Share Provisions;

  NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Share Provisions, unless the context requires otherwise.

1.2 Interpretation not Affected by Headings, etc. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3 Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 Date for any Action. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this agreement, a "Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in the City of Toronto, Ontario or the City of Boston, Massachusetts.

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                                   ARTICLE 2

                  COVENANTS OF THE PARENT AND THE CORPORATION

2.1 Funding of the Corporation. So long as any Exchangeable Shares are outstanding, the Parent will:

  (a) not declare or pay any dividend on the Parent Common Shares unless the Corporation shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares;

  (b) cause the Corporation to declare simultaneously with the declaration of any dividend on the Parent Common Shares an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on the Parent Common Shares, cause the Corporation to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Share Provisions;

  (c) advise the Corporation sufficiently in advance of the declaration by the Parent of any dividend on the Parent Common Shares and take all such other actions as are necessary, in cooperation with the Corporation, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on the Parent Common Shares;

  (d) ensure that the record date for any dividend declared on the Parent Common Shares is not less than 10 Business Days after the declaration date for such dividend;

  (e) provide or cause to be provided to the Corporation, by any means which the Parent deems appropriate from time to time, such assets, funds and other property as may be necessary in order that the Corporation will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of all dividends on the Exchangeable Shares in accordance with the Share Provisions;

  (f) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Corporation, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered Parent Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Share Provisions; and

  (g) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered Parent Common Shares to the holders of Exchangeable Shares, upon the redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Share Provisions, as the case may be.

2.2 Segregation of Funds. Upon the Parent providing or causing to be provided to the Corporation any funds, assets or other property in accordance with section 2.1, the Corporation will deposit a

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sufficient amount of such funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable the Corporation to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and will use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable.

2.3 Reservation of Parent Common Shares. The Parent hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Common Shares (or other shares or securities into which the Parent Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit the Corporation to meet its obligations hereunder, under the Voting and Exchange Trust Agreement, under the Share Provisions and under any other security or commitment pursuant to which the Parent may now or hereafter be required to issue Parent Common Shares.

2.4 Notification of Certain Events. In order to assist the Parent to comply with its obligations hereunder, the Corporation will give the Parent notice of each of the following events at the time set forth below:

  (a) in the event of any determination by the Board of Directors of the Corporation to institute voluntary liquidation, dissolution or winding up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

  (b) immediately, upon the earlier of receipt by the Corporation of notice of and the Corporation otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

  (c) immediately, upon receipt by the Corporation of a Retraction Request (as defined in the Share Provisions);

  (d) at least 130 days prior to any accelerated Automatic Redemption Date determined by the Board of Directors of the Corporation in accordance with the Share Provisions; and

  (e) as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares upon the conversion of outstanding Class B non-voting common shares pursuant to the Arrangement).

2.5 Delivery of Parent Common Shares. In furtherance of its obligations under sections 2.1(f) and 2.1(g) hereof, upon notice from the Corporation of any event which requires the Corporation to cause to be delivered Parent Common Shares to any holder of Exchangeable Shares, the Parent shall forthwith issue and deliver the requisite Parent Common Shares to or to the order of the former holder of the surrendered Exchangeable Shares, as the Corporation shall direct. All such Parent

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Common Shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance of each such Parent Common Share by the Parent, the Corporation shall issue to the Parent, or as the Parent shall direct, such number of Class A Common Shares of the Corporation as is equal to the fair value of such Parent Common Share.

2.6 Qualification of Parent Common Shares. If any Parent Common Shares (or other shares or securities into which the Parent Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other legal requirement before such shares (or such other shares or securities) may be issued and delivered by the Parent at the direction of the Corporation to the initial holder thereof or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of the Parent for purposes of Canadian federal or provincial securities law or an "affiliate" of the Parent for purposes of United States federal or state securities law), the Parent will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Parent Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved. The Parent will in good faith expeditiously take all such sections and do all such things as are necessary or desirable to cause all Parent Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Common Shares (or such other shares or securities) are listed, quoted or posted for trading at such time.

2.7 Economic Equivalence.

  (a) The Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

    (i) issue or distribute Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to the holders of all or substantially all of the then outstanding Parent Common Shares by way of stock dividend or other distribution, other than an issue of Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to holders of Parent Common Shares who exercise an option to receive dividends in Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) in lieu of receiving cash dividends; or

    (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Common Shares entitling them to subscribe for or to purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares); or

    (iii) issue or distribute to the holders of all or substantially all of the then outstanding Parent Common Shares (A) shares or securities of the Parent of any class other than Parent

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       Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Parent Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of the Parent or
       (D) assets of the Parent;

    unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by the Parent in order to give effect to and to consummate the Spinnaker-WordStar-SoftKey Transaction in the manner contemplated by, and in accordance with, the Combination Agreement.

  (b) The Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

    (i) subdivide, redivide or change the then outstanding Parent Common Shares into a greater number of Parent Common Shares; or

    (ii) reduce, combine or consolidate or change the then outstanding Parent Common Shares into a lesser number of Parent Common Shares; or

    (iii) reclassify or otherwise change the Parent Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Common Shares;

    unless the same or an economically equivalent change shall simultaneously be made to, or is in the rights of the holders of, the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any action taken by the Parent in order to give effect to and to consummate the Spinnaker-WordStar-SoftKey Transaction in the manner contemplated by, and in accordance with, the Combination Agreement.

  (c) The Parent will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 20 Business Days after the date on which such event is declared or announced by the Parent (with simultaneous notice thereof to be given by the Parent to the Corporation).

  (d) The Board of Directors of the Corporation shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on the Parent. In making each such determination, the following factors shall, without excluding other factors determined by the board to be relevant, be considered by the Board of Directors of the Corporation:

    (i) in the case of any stock dividend or other distribution payable in Parent Common Shares, the number of such shares issued in proportion to the number of Parent Common Shares previously outstanding;

    (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares), the relationship between the

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       exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of a Parent Common Share;

    (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of the Parent of any class other than Parent Common Shares, any rights, options or warrants other than those referred to in section 2.7(d)(ii) above, any evidences of indebtedness of the Parent or any assets of the Parent), the relationship between the fair market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Common Share and the current market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of a Parent Common Share;

    (iv) in the case of any subdivison, redivision or change of the then outstanding Parent Common Shares into a greater number of Parent Common Shares or the reduction, combination or consolidation or change of the then outstanding Parent Common Shares into a lesser number of Parent Common Shares or any amalgamation, merger, reorganization or other transaction affecting the Parent Common Shares, the effect thereof upon the then outstanding Parent Common Shares; and

    (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

    For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of the Corporation the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors of the Corporation, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), and provided further that any such determination by the board shall be conclusive and binding on the Parent.

2.8 Tender Offers, Etc. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Parent Common Shares (an "Offer") is proposed by the Parent or is proposed to the Parent or its shareholders and is recommended by the Board of Directors of the Parent, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of the Parent, the Parent will use its best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Parent Common Shares, without discrimination. Without limiting the generality of the foregoing, the Parent will use its best efforts expeditiously and in good faith to

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ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.9 Ownership of Outstanding Shares. Without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions, the Parent covenants and agrees in favour of the Corporation that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than the Parent or any of its Affiliates, the Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of the Corporation and all outstanding securities of the Corporation carrying or otherwise entitled to voting rights in any circumstances, in each case other than the Exchangeable Shares.

2.10 Parent Not To Vote Exchangeable Shares. The Parent covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by the Parent and its subsidiaries and Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. The Parent further covenants and agrees that it will not, and will cause its subsidiaries and Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which the Corporation may in the future be governed) with respect to any Exchangeable Shares held by it or by its subsidiaries or Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

                                   ARTICLE 3

                                    GENERAL

3.1 Term. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than the Parent and any of its Affiliates.

3.2 Changes in Capital of Parent and the Corporation. At all times after the occurrence of any event effected pursuant to section 2.7 or 2.8 hereof, as a result of which either the Parent Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3 Severability. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4 Amendments, Modifications, etc. This agreement may not be amended or modified except by an agreement in writing executed by the Corporation and the Parent and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Share Provisions.

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3.5 Ministerial Amendments. Notwithstanding the provisions of section 3.4, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

  (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

  (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors of each of the Corporation and the Parent, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

  (c) making such changes or corrections which, on the advice of counsel to the Corporation and the Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of the Corporation and the Parent shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6 Meeting to Consider Amendments. The Corporation, at the request of the Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Share Provisions and all applicable laws.

3.7 Amendments only in Writing. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.8 Enurement. This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

3.9 Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

  (a) if to the Parent at:

    201 Broadway
    Cambridge, Massachusetts 02139
    U.S.A.

    Attention: President

    Telecopy: (617) 225-0318

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  (b) if to the Corporation at:

    2700 Matheson Blvd. East
    8th Floor, West Tower
    Mississauga, Ontario
    L4W 4V9

    Attention: President

    Telecopy: (905) 602-0239

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.10 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.11 Jurisdiction. This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.12 Attornment. The Parent agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office in the Province of Ontario as the Parent's attorney for service of process.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          SOFTKEY INTERNATIONAL INC.

                                          By        /s/ Michael Perik
                                            ___________________________________

                                                    /s/ Kevin O'Leary
                                            ___________________________________

                                          SOFTKEY SOFTWARE PRODUCTS INC.

                                          By         /s/ David Lewis
                                            ___________________________________


                                            ___________________________________

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